Exhibit 99.1

Sphere 3D Corp. Provides January 2024 Production and Operation Updates

Toronto, Ontario--(Newsfile Corp. - February 8, 2024) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D"), dedicated to becoming the leading carbon-neutral Bitcoin mining company, is providing the results of its Bitcoin mining operation for January 2024.

Key Highlights:

  61.0 Bitcoin mined in January, up 61% YoY.
  Month-end operating hash rate was 1.2 EH/s, down from December due to machine transfers.
  Uptime was 82%.

Metrics[1]	Jan 2023	Dec 2023	Jan 2024
Bitcoin Mined	37.8	73.5	61.0
Bitcoin Sold	121.7	50.4	76.4
Mining Revenue*	$0.8 million	$3.1 million	$2.6 million
Bitcoin Holdings	19.2	41.2	25.8
Deployed Miners	~4,330	~12,800	~12,300
Month End Deployed Hash Rate (EH/s)	0.5 EH/s	1.3 EH/s	1.2 EH/s

          *Unaudited

1 Includes Sphere 3D assets temporarily custodied by Gryphon Digital Mining, Inc. under the now-terminated master services agreement.

CEO Comments

"January 2024 was a month of transition. We are down 17% on bitcoin production as we transferred our machines from Core Scientific, Inc. ("Core") to a different hosting provider as a result of settling our prior litigation with Core. In addition, our machines at Coinmint, which were under contract through Gryphon Digital Mining, Inc. ("Gryphon"), came offline pending resolution of a dispute with Gryphon.  In January 2024, we mined 61.0 Bitcoin, representing a 61% increase year-over-year. We have tested new firmware and have seen a slight improvement with incremental upgrades. We plan to move to the next phase of testing over the next couple weeks.  We are continuing discussions with several potential merger partners. Finally, we are taking delivery of our equity associated with the settlement of the Core litigation in the coming weeks."

Gryphon Update

As previously disclosed, on October 6, 2023, Sphere 3D terminated, effective immediately, the Master Services Agreement ("MSA") between Sphere 3D and Gryphon, dated August 10, 2021, as amended on December 29, 2021. The termination of the MSA is expected to result in an additional 22.5% in gross profit.

In November 2023, Gryphon indicated, through its counsel, that upon receipt of certain information it would be remitting outstanding proceeds, less fees and expenses, generated under the MSA that Sphere 3D asserts is currently held by Gryphon on behalf of Sphere 3D, which Sphere 3D believes amounts to approximately 21.6 bitcoin or approximately $0.9 million, at January 31, 2024, before factoring in fees and expenses. Sphere 3D believes it has sent the requested information; Gryphon, however has yet to return the funds. Sphere 3D hopes that Gryphon will remit the proceeds soon, but is exploring its regulatory and legal options.

Havening Update

Sphere 3D has anticipated the havening and is preparing accordingly. Sphere 3D is focusing on various alternatives and considering a number of options for growth, including, but not limited to, adding exahash organically, mergers and acquisitions, and other options.  Sphere 3D is currently focused on strategic opportunities and on maintaining operational efficiency.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a net carbon-neutral cryptocurrency miner with more than a decade of proven enterprise data-services expertise. Sphere 3D is growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, Form 10-Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com